AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (hereinafter, the “Agreement”) offered to James Hnat (the “Executive”) by JetBlue Airways Corporation (the “Company”) is dated as of May 17, 2018.
WHEREAS, the parties have determined that the Executive shall relinquish his role as Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary effective June 30, 2018 (the “End of Full-Time Service Date”).
WHEREAS, the Company desires and the Executive agrees to remain as a Senior Advisor on an at will basis from June 30, 2018 through December 31 2018 (the “Advisory Period”), unless terminated by either party sooner; and
WHEREAS, Executive will terminate his employment with the Company on December 31, 2018, or sooner as provided herein (the “Termination Date”): and
WHEREAS, this agreement, when executed by the Executive and the Company in accordance with the terms hereof, shall be effective as of the End of Full-Time Service Date; and
NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, the Company and the Executive covenant and agree as follows:
1.Separation. The Executive shall separate from his position of Executive Vice President and General Counsel of the Company as of the End of Full Time Service Date, and will be employed in the alternate full-time position of Senior Advisor from July 1, 2018 through December 31, 2018 (the “Advisory Period”).
2.    Payment and Benefits. Provided that the Executive executes this Agreement within twenty-one days of May 17, 2018, does not revoke this Agreement as provided herein, and signs and does not revoke the Reaffirmation attached as Exhibit A within the time afforded him and remains in compliance with this Agreement or any other agreement to which he is subject, then in consideration for the Executive’s obligations herein, the Company shall provide the following payments and benefits:
(a)    Payments to Executive:
(i)    During the Advisory Period, Executive shall continue to be actively employed by the Company and shall receive a Base Salary at the annual rate of SEVEN HUNDRED AND THIRTY THOUSAND DOLLARS AND ZERO CENTS ($730,000.00) (the “Base Salary”), less all applicable withholdings and deductions, payable in equal installments on the Company’s regularly scheduled payroll dates during the Advisory Period; provided however, that either the Company or the Executive may terminate employment as a Senior Advisor at will at any time, subject to the provisions herein. During the Advisory Period, the Executive may perform his duties in, including but not limited to, any of the following jurisdictions: Arizona, California, Colorado, Florida, Monaco, Nevada, New York, Texas, Virginia, Washington, Washington, D.C. or Wyoming, and shall not be required to regularly attend the Company’s offices, access Company electronic systems, or conduct any business on behalf of the Company, other than in the performance of specific projects as requested by the Chief Executive Officer or his or her designee, for which the Executive shall allocate sufficient business time, skill, and effort. Should the Chief Executive Officer request an in person meeting, Executive will attend in person at requested location. Unless otherwise altered by the Chief Executive Officer, Executive’s duties during the Advisory Period shall include, without limitation, advising the Company as regards JetSuite, Inc., JetSuiteX and JetBlue Technology Ventures. Executive shall further remain available to, and shall assist in a timely and professional manner with the transition of Executive’s duties as requested by the Company. All reasonable travel and related expenses incurred by Executive in the fulfillment of his duties during the Advisory Period will be reimbursed in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. During the Advisory Period Executive shall remain an employee and shall continue to be bound by all policies, duties, and procedures except as otherwise provided herein; provided, however, that Executive shall no longer accrue Paid Time Off during the Advisory Period nor be eligible for any newly granted equity awards.
(ii)    Effective as of the close of business on December 31, 2018, or sooner pursuant to the terms of this Agreement (if so provided in accordance with its terms) the Executive shall terminate employment and shall thereinafter (provided he signs and does not revoke the Reaffirmation attached as Appendix A in accordance with its terms thereof) receive compensation as provided in the JetBlue Airways Corporation Severance Plan (the “Severance Plan”) in accordance with the terms thereof. For the sake of clarity and without duplication, pursuant to the Severance Plan, the cash severance period pursuant to Article IV of the Severance Plan shall be twenty-four (24) months salary continuation, and his Pro-Rated Annual Average Bonus of $134,250.
(iii)    In addition to the payments provided herein, Executive shall receive a special bonus payment in a lump sum amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00)(the “Special Bonus Payment”), less all applicable withholdings and taxes, which shall be payable on the first pay period after July 1, 2018.
(iv)    During the Advisory Period, Executive shall be reimbursed up to $5,000 for (a) taking continuing legal education (“CLE”) classes, and (b) up to three bar memberships. Any reimbursement pursuant to this section shall be evidenced by proper evidence of payment and in all cases shall be subject to the Company’s policies.
(v)    In the event that the Executive terminates the Advisory Period by resignation prior to December 31, 2018, or if his employment terminates by way of “Cause” (as defined in the Severance Plan) his entitlement to any further compensation pursuant to this Agreement shall cease, he shall be required to return the Special Bonus Payment made prior to his resignation, and his termination shall be considered a resignation without Good Reason for all purposes pursuant to the Severance Plan. Should the Company terminate Executive’s employment as a Senior Advisor without Cause (as defined in the Severance Plan), or, should the Executive die or become disabled, the Company shall include any remaining salary payments due to him through the Advisory End Date into a lump sum payment, less all applicable withholdings and deductions, to be made within 15 business days of the Executive’s execution and non-revocation of the Reaffirmation attached as Appendix A payable to Executive (or his designated beneficiary). In addition, the amounts otherwise payable subsequent to the Termination Date pursuant to the Severance Plan shall remain payable, with the date of such termination thereinafter being utilized for all purposes as a termination date pursuant to the Severance Plan.
(vi)    If Executive is unable to execute Appendix A due to death or disability, any payments otherwise conditioned on such execution will be paid to his designated beneficiary, regardless.
(b)    401(k). The Company shall continue to make 401(k) matching contributions, if any, on behalf of the Executive during the Advisory Period, subject to the terms of the applicable plan.
(c)    Benefits. The Company agrees to continue the Executive’s existing medical and dental benefits during the Advisory Period, subject to the terms and conditions of the plans. Benefit continuation thereinafter shall be subject to and pursuant to the terms of the Severance Plan, i.e., through December 31, 2019.
(d)    Flight Benefits. Executive is entitled to his current JetBlue CrewTravel privileges during the Advisory Period and lifetime positive space flight benefits on JetBlue subject to the terms of JetBlue’s pass travel programs and any future changes to those programs including, but not limited to, any changes as may be required by Section 409A of the Internal Revenue Code. Executive shall be permitted to add a spouse to his flight benefits following his separation from JetBlue, in accordance with the terms of JetBlue’s pass travel programs.
(e)    Restricted Stock Units and Performance Share Unit Grants. The Company agrees that there are 32,293 outstanding Restricted Stock Units and 22,596 Performance Share Unit held by the Executive, which will be treated per the terms and conditions of the applicable plans and agreements, in each case as effected by the Severance Plan, as more specifically provided in Schedule 1 annexed hereto.
(f)    Career Transition. Executive shall be reimbursed up to $40,000 to be used for career transition support as determined by Executive as provided in the Severance Plan.
(g)    Moving Expenses. The Company agrees to pay relocation costs for the Executive up to a maximum of $30,000, pursuant to and in accordance with the terms of the Company relocation plan, from his current residence located in New York, NY (the “Current Residence”), to a location within the United States to be designated by Executive, provided Executive relocates and provides notice of such relocation on or before the conclusion of the Severance Period.
(h)    OAL Retiree Flight Privileges. The Company agrees to assist Executive in obtaining OAL retiree flight privileges (and badge to the extent JetBlue issues such badges) upon Executive meeting the requirements of age plus years of service (minimum 10 years) adding up to 65.
(i)     Executive Physical. Executive shall be eligible to have an executive physical in 2018 pursuant to the Company’s existing program.
3.    No Other Payments or Benefits. Except for the payments and benefits provided for in Paragraph 2 of this Agreement, and those accrued but unused benefits and obligations to which the Executive is entitled, the Executive hereby acknowledges and agrees that the Executive is not entitled to any other compensation or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program. The obligations assumed by the Company in Section 2 of this Agreement reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied. The Executive’s equity grants shall be governed by the terms of the applicable plans as may be amended from time to time.
4.    Release. In consideration of the obligations of the Company herein, specifically some of the payment and benefits described in Paragraph 2 of this Agreement, of which the Executive acknowledges that the Executive is not otherwise entitled, the Executive hereby fully and forever unconditionally releases and discharges the Company and all of its past or present officers, directors, employees, insurers, agents, subsidiaries, successors and assigns (hereinafter referred to collectively as the “Releasees”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which the Executive, the Executive’s heirs, executors, administrators and assigns has, or may hereafter have against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the Effective Date of this Agreement, including, but without limitation to, any or all matters relating to the Executive’s employment by the Company and the separation thereof, the Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, all as amended, and any other federal, state or local laws regarding employment discrimination, excepting only claims for worker’s compensation, unemployment compensation , rights of indemnification pursuant to governing bylaws and/or charter documents, and rights arising after the Effective Date of this Agreement (until and unless released in the Reaffirmation) and rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Nothing in this agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation (collectively, “Excluded Claims”).
(a)    Covenant not to Sue. Executive represents and agrees that Executive has not filed any claim, charge, allegation, or complaint for monetary damages, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Released Party in any manner, including without limitation, any Released Party’s business or employment practices. Executive covenants and agrees never, individually or with any person or entity or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Released Party any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of the general release of claims contained in Section 4 of this Agreement (the “Release”) or is in connection with Executive’s employment or service with any Releasee or the termination thereof, excluding the Excluded Claims. If Executive takes any action to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Released Party that is the subject of the Release or is in connection with Executive’s employment or service with any Releasee or the termination thereof, excluding the Excluded Claims, or if Executive breaches this Agreement in any way, the Company’s obligation to provide any payments pursuant to Section 2 shall immediately cease and, promptly after the date of such action by Executive, Executive must repay to the Company (other than $1.00) any portion of the payments made pursuant to Section 2 previously paid. Executive also agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims. Notwithstanding the foregoing, nothing in this Agreement precludes Executive from challenging the validity of the Release under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Releasee in connection with a challenge under the ADEA to the validity of the Release. However, Executive acknowledges that the Release applies to all claims that he has under the ADEA, and that unless the Release is held to be invalid, all such ADEA claims shall be extinguished.
5.    Restrictive Covenants.
(a)    Non-Compete. The parties agree the Executive may not engage in any other paid work during the Advisory Period, including without limitation, Competitive Activity, which shall be defined as directly or indirectly owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of, or be employed by, any air carrier with its base of operations in North, Central or South America (the “Competitive Airlines”). To the extent the Executive engages in Competitive Activity prior to December 31, 2018, the Executive’s employment shall terminate, the Company’s obligation to make and/or continue future payments and benefits under this Agreement shall terminate, and the Executive shall be required to repay to the Company any payments and benefits previously paid to him (other than amounts required by law and $1.00) under this Agreement within 3 business days of him engaging in the Competitive Activity. The Executive must notify JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel within 5 business days of his intent to resign his employment during the Advisory Period.
(b)    Non-Solicit. Unless the Company agrees and provides written consent to the contrary, the Executive agrees that during the Advisory Period, the Executive shall not directly or indirectly (i) interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company or its affiliates, or solicit, induce or attempt to solicit, induce any of them to leave the employ of the Company or its affiliates or violate the terms of their contracts, or any employment arrangements, with the Company or its affiliates; (ii) induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or interfere in any way with the relationship between the Company or its affiliates and any employee of the Company or its affiliates; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any of their respective customers, suppliers, licensees or other business relations. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of the Company to induce or interfere with any employee or business relationship of the Company.
(c)    Remedies. Executive acknowledges that, in view of the nature of the Company’s business and his prior position with the Company, the restrictions contained in Paragraphs 5(a) and 5(b) of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of those provisions would result in irreparable injury to the Company. In the event of a breach, the Company shall be entitled to all available legal and equitable remedies of law, including, but not limited to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach (without proving actual damages or posting a bond or other security).
(d)    The courts shall be entitled to modify the duration and scope of any restriction contained in Paragraph 5 of this Agreement to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.
(e)    The Parties understand and agree that notwithstanding Executive’s duties hereunder, both during the Advisory Period and thereinafter, he may engage in teaching, serve on corporate and non-profit boards, and engage in other consulting activities.
6.    Company Property. The Executive shall retain use of all Company property in the Executive’s possession during the Advisory Period. Thereafter as of the Termination Date, or earlier upon request, the Executive shall return all Company property. After giving effect to the return of the property discussed herein, the Executive represents and warrants that the Executive has no Company records or copies of records or correspondence or copies of correspondence, other than non-confidential documents relating to the Executive’s own employment by the Company.
7.    Non-Disparagement. The Executive agrees that the Executive will not publish or communicate to any person or entity Disparaging (as defined herein) remarks, comments or statements concerning the Releasees. The Company’s officers shall not publish or communicate to any person or entity any Disparaging remarks comments or statements concerning the Executive. “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business or the Executive.
8.    Cooperation.    Executive agrees that he will cooperate with the Company and/or any Releasee and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which he was involved or of which he has knowledge. Such cooperation includes, but not limited to, the execution of truthful affidavits or documents, testifying truthfully, or providing truthful information requested by the Company. The Company agrees that, should a matter have a potential to become adverse between the Company and the Executive in either party’s good faith reasonable belief, the Executive is permitted to retain separate legal counsel of his choice in connection with providing such cooperation, and the Company agrees to advance legal expenses to Executive’s chosen counsel. The Company also agrees to reimburse Executive for any reasonable out of pocket expenses, including travel, meal or lodging costs as a result of such cooperation. Executive further agrees that in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company and/or its affiliates, Executive will give prompt notice of such request to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel, and will make no disclosure until the Company and/or such affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Executive agrees that in providing such services, Executive will be serving as an attorney for the Company, and that any communications between the Company (or any of its counsel) and Executive shall be subject to the attorney-client and attorney work product privilege. Executive acknowledges that he has no right or authority to waive any attorney-client or attorney work product privilege belonging to the Company and/or any of its affiliates, and that he shall not provide any information in violation of such privileges. Executive further agrees that he shall not meet or otherwise communicate with any counter-party or any representative of any counter party to any litigation in which the Company (or any of its officers or directors) is a party, whether or not nominal, without the prior written consent of the Company.
9.    Protection of Confidential Information. The Executive hereby acknowledges that Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company. Executive further acknowledges that any information known to Executive which is protected by the Company’s attorney-client or work product privilege shall, unless otherwise notified otherwise by the Company, remain subject to such privilege.
10.    Defend Trade Secret Act of 2016 Notice. Executive understands that under the Defend Trade Secret Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law (including the Defend Trade Secrets Act of 2016) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive also will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.    Non-Assignment of Rights. Executive warrants that the Executive has not assigned or transferred any right or claim described in the general release given in Paragraph 4 above.
12.    Voluntary and Knowing. The Executive represents and warrants that the Executive fully understands the terms of this Agreement and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress, being fully informed, after due deliberation and after consultation with the Executive’s own counsel, accepts its terms and signs the same as the Executive’s own free act.
13.    Revocation Period and Effective Date. Executive acknowledges that the Company has provided the Executive the opportunity to review and consider this Agreement for at least twenty-one (21) days from the date the Company provided the Executive this Agreement. Executive represents that he was advised by the Company to review this Agreement with an attorney before signing. If Executive executes this Agreement prior to the expiration of twenty-one (21) days from the date the Company provided the Executive with this Agreement, the Executive voluntarily and knowingly waives any right the Executive may have, prior to signing this Agreement, to additional time within which to consider the Agreement. The Executive may revoke this Agreement within seven (7) days after he executes this Agreement by providing written notification of the intended revocation to the Chief Executive Officer Robin Hayes, at the Company. This Agreement becomes effective on the eighth day after it is executed by both parties, provided that it is not revoked by the Executive prior to that date (the “Effective Date”). In the event that Executive does not accept this Agreement in the required time frames, if the Executive revokes this Agreement as provided in this Section 8, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and benefits, shall be deemed automatically null and void. Further, if the Executive does not sign the Reaffirmation attached as Appendix A in accordance with its terms thereof, he shall not be entitled to any amounts payable subsequent to the Termination Date.
14.    No Exit Incentive. The payments provided under this Agreement are not offered in connection with any specific exit incentive or other employment termination program.
15.    Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of New York.
16.    Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and the Executive and supersedes any and all understandings and agreements made prior hereto.
17.    Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.
18.    Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executed by electronic facsimile signature.

19.    No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Executive other than to comply with the terms of this Agreement.
ACCEPTED AND AGREED:
Date: May 17, 2018

/s/ James Hnat___________________
JAMES HNAT

JETBLUE AIRWAYS CORPORATION

/s/ Robin Hayes ________________
    By:__Robin Hayes
Title: Chief Executive Officer

Exhibit A
Reaffirmation
I, James Hnat, hereby reaffirm the terms of the Separation Agreement previously entered into between JetBlue Airways Corporation, and me, dated May __, 2018 a copy of which is attached hereto and is incorporated by reference into this Reaffirmation. I hereby reaffirm that I have complied with the terms of the Separation Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Separation Agreement. I understand that this Reaffirmation is required for me to receive the Separation Benefits stated in the Separation Agreement.
BY SIGNING THIS REAFFIRMATION, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS AND POSSIBLE LEGAL AND/OR ADMINISTRATIVE CLAIMS; I AGREE TO ALL THE TERMS AND CONDITIONS CONTAINED WITHIN THE AGREEMENT AND GENERAL RELEASE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT AND THE COMPANY HAS ADVISED ME THAT I SHOULD DO SO AND I HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SEVEN (7) DAYS AFTER SIGNING TO REVOKE THIS REAFFIRMATION; AND I HAVE SIGNED THIS REAFFIRMATION KNOWINGLY AND VOLUNTARILY.
I ratify and reaffirm the commitments set forth herein as of the Termination Date or the date I sign this reaffirmation if such date is later.

James Hnat	Date
Please sign and date the above on or after your Termination Date, and return one signed Reaffirmation to the Company at 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel within twenty-one days after the Termination Date.

SCHEDULE 1

Equity Type	Grant Date	Units Granted	Units Unvested
RSU	2/22/2018	14,388	14,388
RSU	2/24/2017	20,439	13,626
RSU	2/24/2016	12,836	4,279

SEVERANCE
Equity Type	Grant Date	Units Granted	11 Month Vest
RSU	2/22/2018	14,388	4,796
RSU	2/24/2017	20,439	6,813
RSU	2/24/2016	12,836	4,279
PSU	2018-2020	7,672
PSU	2017-2019	7,075
PSU	2016-2018	7,849
			15,888

The 15,888 RSUs continue to vest; remaining equity will be forfeit at termination of employment.

DM_US 91754279-3.PG0410.0010